UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2010
Cambium Learning Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34575	27-0587428

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Valley View Lane, Suite 400, Dallas, TX	75234-8923

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 932-9500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
As previously disclosed in the periodic reports filed with the Securities and Exchange Commission by Cambium Learning Group, Inc. (the “Company”), the Company has a potential indemnification liability for state income taxes and related interest that had been assessed against a former subsidiary (the “Former Subsidiary”) of Voyager Learning Company, a wholly owned subsidiary of the Company (“Voyager”). On August 27, 2010, the Former Subsidiary received a decision and order of determination from a state taxing authority. According to the determination of the state taxing authority, the Former Subsidiary was liable to the state for unpaid taxes and interest in the amount of approximately $10.4 million. The Company paid this indemnification liability to the state taxing authority on behalf of the Former Subsidiary on September 7, 2010.
This indemnification liability was identified as an agreed contingency for purposes of the contingent value rights (“CVRs”) issued as part of the Voyager merger consideration in connection with the recent merger of Voyager and the Company. In accordance with the terms of the Agreement and Plan of Mergers, dated June 20, 2009, by and among the Company, Voyager, Vowel Acquisition Corp., VSS-Cambium Holdings II Corp., Consonant Acquisition Corp. and Vowel Representative, LLC (the “Merger Agreement”), fifty percent (50%) of any amount that is paid or due and payable with respect to each agreed contingency would offset payments due under the CVRs from an amount held for such payments by Wells Fargo Bank, N.A., as escrow agent, in an escrow account. Upon payment of the approximately $10.4 million, the Company requested a disbursement to the Company from the escrow account in an amount equal to fifty percent (50%) of the payment, or approximately $5.2 million.
In connection with the payment to the Company of approximately $5.2 million from the escrow account, on September 20, 2010, the Company and Vowel Representative, LLC entered into Amendment No. 1 to the Merger Agreement (the “Merger Amendment”) and the Company, Wells Fargo Bank, N.A., Vowel Representative, LLC and Richard J. Surratt entered into Amendment No. 1 (the “Escrow Amendment”) to the Escrow Agreement, dated as of December 8, 2009, by and among Wells Fargo Bank, National Association, the Company, Voyager Learning Company, Vowel Representative, LLC and Richard J. Surratt (the “Escrow Agreement”).
The Merger Amendment requires, among other things, that the Company initiate a proceeding in the state court of claims for a refund of the amount assessed against the Former Subsidiary. If the Company prevails by judgment or settlement at any time, it has agreed to deposit the lesser of fifty percent (50%) of the refund (excluding reasonable expenses incurred by the Company) or approximately $5.2 million (plus one-half of any interest related to the refund) into the escrow account for future distribution to the holders of the CVRs.
The Escrow Amendment, among other things, extends the term of the escrow agreement until the later of the full distribution of the escrow funds or the final resolution of state tax contingency referenced above.
The summary of the Merger Amendment and the Escrow Amendment herein is not intended to be complete and is qualified in its entirety by reference to the complete text of the Merger Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference and the Escrow Amendment attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1
Amendment No. 1, dated September 20, 2010, to Agreement and Plan of Mergers, by and among Cambium Learning Group, Inc., Voyager Learning Company, Vowel Acquisition Corp., VSS-Cambium Holdings II Corp., Consonant Acquisition Corp. and Vowel Representative, LLC.

10.2
Amendment No. 1, dated September 20, 2010, to Escrow Agreement, by and among Wells Fargo Bank, National Association, the Company, Voyager Learning Company, Vowel Representative, LLC and Richard J. Surratt.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned duly authorized officer of the registrant.
Date: September 24, 2010

CAMBIUM LEARNING GROUP, INC.
By:	/s/ Todd W. Buchardt
Todd W. Buchardt
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1
Amendment No. 1, dated September 20, 2010, to Agreement and Plan of Mergers, by and among Cambium Learning Group, Inc., Voyager Learning Company, Vowel Acquisition Corp., VSS-Cambium Holdings II Corp., Consonant Acquisition Corp. and Vowel Representative, LLC.

10.2
Amendment No. 1, dated September 20, 2010, to Escrow Agreement, by and among Wells Fargo Bank, National Association, the Company, Voyager Learning Company, Vowel Representative, LLC and Richard J. Surratt.